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                                                                   Exhibit 8.2


                                BATTLE FOWLER LLP
                         A LIMITED LIABILITY PARTNERSHIP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000










                                                     August 23, 1999


Vistana, Inc.
8801 Vistana Centre Drive
Orlando, Florida  32821

         Re:      STARWOOD ACQUISITION OF VISTANA

Ladies and Gentlemen:

                  This opinion is being provided to you pursuant to Section 6.2(b) of the Agreement and Plan of Merger, dated as of July 18, 1999, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 16, 1999 (collectively, the "Agreement"), by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Fire Acquisition Corp., a Florida corporation that is a wholly-owned subsidiary of Parent ("Merger Sub"), and Vistana, Inc., a Florida corporation (the "Company"). Pursuant to the terms of the Agreement, the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation.

                  In the Merger, each outstanding share of common stock, $.01 par value, of the Company ("Company Common Stock") will be converted into a combination of cash and units ("Units") consisting of shares of common stock, $.01 par value, of Parent ("Parent Common Stock") and Class B Shares, $.01 par value ("Class B Shares"), of Starwood Hotels and Resorts, a Maryland real estate investment trust that is a partially-owned subsidiary of Parent (the "Trust"). Pursuant to the Amended and Restated Intercompany Agreement dated as of January 6, 1999, between Parent and the Trust, each share of Parent Common Stock is attached to and trades with a Class B Share. The total consideration is expected to be approximately $19.00, consisting of a fraction of a Unit, determined by the Exchange Ratio, and $5.00 of cash per share of Company Common Stock. The Agreement contains a cap on the value of the Units of $36.00 and a floor on the value of the units of $30.00 to be used for purposes of the Exchange Ratio calculation. Neither


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Parent, Merger Sub, nor any other affiliate of Parent owns any shares of Company
Common Stock. Merger Sub will be the surviving entity in the merger, and the separate corporate existence of the Company will cease. No stock of Merger Sub will be used in the transaction. Company Common Stock is the only outstanding class of Company capital stock.

                  Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the Parent Tax Certificate and the Company Tax Certificate (the "Tax Certificates") delivered to us by Parent and Company containing certain representations made by them. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                  We have acted as U.S. counsel to Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a)      the Agreement;

         (b)      the Tax Certificates; and

         (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

                  1. That original documents (including signatures) are authentic and that the persons executing such documents have the requisite authority to do so; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the prospectus relating to the Units to be issued in the Merger, and (ii) the Merger will qualify as a statutory merger under the laws of the State of Florida;

                  2. That all representations, warranties and statements made or agreed to by Parent, Merger Sub and Company, and the management, employees, officers, directors and


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shareholders thereof in connection with the Merger, including but not limited to those set forth in the Agreement (including the exhibits) and the Tax Certificates are true and accurate at all relevant times not only as of the date hereof, but also as of the Effective Time, and that there are no changes to any of such documents between the date thereof and the Effective Time; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that neither Parent nor the Company will have provided written notification prior to the Effective Time that a statement made in the Parent Tax Certificate or the Company Tax Certificate, respectively, is no longer accurate;

                  3. That the fair market value of each Class B Share to be received by the shareholders of the Company in the Merger, as is set forth in the Parent Tax Certificate, is not more than $6.05 as of the Effective Time. We note that our conclusion as to the tax consequences of the Merger to the Company and its Shareholders depends on the accuracy of this valuation; and

                  4. That there is no plan or intention on the part of Parent or any of its affiliates, directly or indirectly, to re-acquire any shares of Parent Common Stock issued in the Merger, other than as part of an ongoing stock repurchase program conducted by Parent; that prior to the Merger, there has not been an acquisition of Company Common Stock by a person related to Parent (within the meaning of Treasury Regulation ss. 1.368-1(e)(3)); and that following the Merger, there will not be a disposition of shares of Parent Common Stock received in the Merger to a person related to Parent (within the meaning of that regulation) directly or indirectly, other than as part of an ongoing stock repurchase program conducted by Parent.

                  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for Federal income tax purposes:

                  The Merger will be a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code.

                  Parent, Merger Sub and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  Gain, but not loss, will be recognized by a shareholder of the Company upon the exchange of his, her or its shares of Company Common Stock for Units and cash in an amount equal to the lesser of (a) the gain realized (i.e., the amount by which the sum of the cash (including any cash received in lieu of a fractional Unit) and the fair market value of the whole Units (determined as of the Effective Time) received


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                  exceeds such shareholder's adjusted tax basis in the shares of
                  Company Common Stock exchanged therefor) and (b) the value of the merger consideration other than whole and fractional shares of Parent Common Stock (i.e. the amount of cash (including any cash received in lieu of a fractional Class B Share but not including any cash received in lieu of a fractional share of Parent Common Stock)) and the fair market value of the whole Class B Shares received.

                  Gain or loss will be recognized by a shareholder of the Company in an amount equal to the difference, if any, between the amount of any cash received in lieu of a fractional share of Parent Common Stock and the basis allocable to the fractional share of Parent Common Stock (as described below), as if the shareholder had received the fractional share and then sold it.

                  The aggregate tax basis of the shares of Parent Common Stock (including any fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor, decreased by the amount of cash (including any cash received in lieu of a fractional Class B Share but not including any cash received in lieu of a fractional share of Parent Common Stock) and the fair market value of the Class B Shares received and increased by the amount of any gain recognized by the shareholder by reason of the receipt of such cash and the Class B Shares.

                  Each Company shareholder will have a tax basis in the Class B Shares received equal to the fair market value as of the Effective Time of such Class B Shares.

                  The holding period for the shares of Parent Common Stock (including the fractional share of Parent Common Stock for which cash is received) will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time.

                  None of Parent, Merger Sub or Company will recognize gain or loss on the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to the Treasury Regulations issued under Section 1502 of the Code).

                  This opinion does not address (a) the state, local or foreign tax consequences that may result from the Merger, (b) any Federal income tax consequence of the Merger, including the


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character of any income or gain attributable to any cash and Class B Shares received, except as specifically set forth herein; (c) any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons (i.e., nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates) or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or (d) any transaction other than the Merger as described in the Agreement or any other transaction whatsoever including the Merger if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. This opinion may not be relied upon except by Company and its shareholders, with respect to the consequences specifically discussed herein.

                  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

                  This opinion represents only our best judgment as to the Federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. Our conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

                  This opinion has been delivered to you for the purposes set forth in Section 6.2(b) of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent. We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4, as filed by Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts relating to the Merger, and to the use of our name under the caption "Legal Matters" in the Information Statement/Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                             Sincerely,

                                             /s/ Battle Fowler LLP